Exhibit 10.10

STRATEGIC ALLIANCE AGREEMENT

This Agreement is made as of April 27, 2006, between

CANACO RESOURCES INC., a corporation incorporated under the laws of British Columbia, Canada

(the "Purchaser")

and

DOUGLAS LAKE MINERALS INC., a corporation incorporated under the laws of Nevada, United States

(the "Vendor")

RECITALS

A. The Vendor is the registered and beneficial owner of a 100% undivided interest in all of the properties legally described in Schedule "A" attached hereto (the "Portfolio").

B. In exchange for financial and technical assistance to be provided by the Purchaser to the Vendor, the Purchaser wishes to acquire up to a seventy percent (70%) undivided interest in properties of its choice from the Portfolio, in accordance with the terms of this Agreement.

FOR VALUE RECEIVED, the parties agree as follows:

Section 1 - interpretation

1.1 Definitions

In this Agreement:

"Agreement" means this agreement including any recitals and schedules to this agreement, as amended, supplemented or restated from time to time;

"Aggregate Expenditure" means the aggregate amount of Expenditure spent from time to time by the Purchaser during the Term and Renewal Term, if applicable on one or more properties in the Portfolio (including any and all Removed Properties);

"Arbitrator" has the meaning given to it in Section 12.3.

"Applicable Law" means, with respect to any Person, property, transaction, event or other matter, (i) any constitution, treaty, law, statute, regulation, code, ordinance, principle of common law, rule, municipal by-law, order or other requirement (including a requirement arising at common law) having the force of law, or (ii) any published policy statements of securities regulators, whether or not having the force of law, relating or applicable to such Person, property, transaction, event or other matter;

"Business Day" means any day on which banks are open for business in the City of Vancouver, British Columbia, but does not include a Saturday, Sunday or holiday in the Province of British Columbia;

"Business" means the business of a mining, exploration and development company as now conducted by the Vendor.

"Confidential Information" has the meaning given to it in Section 13.1.

"Dispute Period" has the meaning given to it in Section 3.3.

"Dispute Notice" has the meaning given to it in Section 3.3.

"Effective Date" means the date that the first five (5) properties have been added to the Portfolio in accordance with Section 3.1.

"Encumbrance" means any charge, mortgage, lien, pledge, claim, restriction, security interest or other encumbrance whether created or arising by agreement, statute or otherwise at law, attaching to property, interests or rights and shall be construed in the widest possible terms and principles known under the law applicable to such property, interests or rights and whether or not they constitute specific or floating charges as those terms are understood under the laws of the Province of British Columbia.

"Expenditure" means all Initial Technical Assessment expenses, and other obligations and liabilities of whatever kind or nature spent or incurred directly or indirectly in connection with the exploration and development of any of the properties forming part of the Portfolio at any time during the Term, including, an overhead charge equal to fifteen percent (15%) of all Expenditures. For the purposes of the foregoing, Expenditures shall include, without limiting the generality of the foregoing: insurance premiums, moneys expended in maintaining properties in good standing, moneys expended in doing and filing assessment work, expenses paid for or incurred in connection with any Initial Technical Assessment and submissions to government agencies with respect to production permits, in paying the fees and travelling expenses of all outside Persons engaged in work with respect to and for the benefit of the properties in the Portfolio.

"Expenditure Update" has the meaning given to it in Section 7.1(1).

"Governmental Authority" means any domestic or foreign government, including any federal, provincial, state, territorial or municipal government, and any government agency, tribunal, commission or other authority exercising or purporting to exercise executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government.

"Initial Technical Assessment" means a study conducted by the Purchaser of a property in the Portfolio and is comprised at a minimum of: (i) an on-sight inspection of the property in the Portfolio; (ii) Expenditure of $5,000; and (iii) a written report containing recommendations to the Vendor based on the Expenditures and inspection.

"Notice" means any notice, approval, demand, direction, consent, designation, request, document, instrument, certificate or other communication required or permitted to be given under this Agreement.

"Notice of Arbitration" has the meaning given to it in Section 12.3.

"Option Agreement" has the meaning given to it in Section 3.2(1)(b).

"Optioned Property" has the meaning given to it in Section 5.1(1).

"Optioned Property Notice" has the meaning given to it in Section 5.1(1).

"Options" has the meaning given to it in Section 5.1(1).

"Party" or "Parties" means Douglas Lake and/or Canaco and/or any successors or permitted assignees.

"Penalty Payment" has the meaning given to it in Section 8(1).

"Penalty Property" has the meaning given to it in Section 8(1).

"Person" means any natural person, sole proprietorship, partnership, corporation, trust, joint venture, any Governmental Authority or any incorporated or unincorporated entity or association of any nature.

"Portfolio" means all of the properties legally described in Schedule A attached hereto as the same may be updated from time to time in accordance with this Agreement. This definition of Portfolio includes all Minerals in the Portfolio and all surface rights, including real and personal property, all easements, water and water rights associated with or attributable thereto.

"Price" has the meaning given to it in Section 4.

"Removed Property" has the meaning given to it in Section 3.2(1).

"Renewal Term" has the meaning given to it in Section 11.1.

"Term" has the meaning given to it in Section 2.

"Updated Portfolio" has the meaning given to it in Section 3.3.

1.2 Headings and Table of Contents

The division of this Agreement into sections, the insertion of headings and the provision of a table of contents are for convenience of reference only and are not to affect the construction or interpretation of this Agreement.

1.3 Number and Gender

Unless otherwise specified, words importing the singular include the plural and vice versa and words importing gender include all genders.

SECTION 2 - TERM

Unless otherwise terminated pursuant to Section 11.2 or by agreement of the parties, this Agreement shall be for a term of two (2) years (the "Term") from the Effective Date.

SECTION 3 - THE PORTFOLIO

3.1 Additions to the Portfolio

(1) During the Term, the Vendor shall submit all properties in Tanzania that it acquires an undivided 100% legal and beneficial interest in and to, to the Purchaser and, subject to Section 3.1(2), such property shall immediately form part of the Portfolio, subject to any pre-existing Prospector's Mining Licenses that exist on such property, provided that the Vendor gives the Purchaser prior written Notice detailing same.

(2) Notwithstanding anything contained herein, no property shall be included in the Portfolio until the Vendor's title to the property is established, in the sole and absolute discretion of the Purchaser, acting reasonably, and all permits, licenses and regulatory approvals and consents required to conduct work on the property have been obtained. Upon its acquisition of each property in Tanzania, the Vendor shall provide Notice thereof to the Purchaser, which shall include the following:

(a) copies of a title report or other evidence of the Vendor's title thereto acceptable to the Purchaser, acting reasonably;

(b) all permits and licenses in the name of the Vendor; and

(c) any and all technical or other information relating to such property.

(3) Upon the addition of a property to the Portfolio, all rights of the Purchaser in and to the Portfolio shall automatically extend to such additional property without any further action or payment required by the Purchaser.

3.2 Removals from the Portfolio

(1) A property shall be removed (a "Removed Property") from the Portfolio upon the following:

(a) provided that the Purchaser has completed an Initial Technical Assessment on the property in accordance with Section 6, at the sole and absolute discretion of the Purchaser, by providing Notice to the Vendor of such removal, in the form attached as Schedule "C" hereto. The Notice will provide a release of any and all of the Purchaser's right, title and interest in such Removed Property;

(b) upon the exercise by the Purchaser of the option contained herein in accordance with Section 5.1 with respect to such property, at which time the rights and obligations of the parties hereto with respect to such property, shall be governed by an option agreement, substantially in the form and substance as the option agreement attached as Schedule "B" hereto (the "Option Agreement");

(c) at the option of the Purchaser, in accordance with Section to Section 8(1)(b); or

(d) automatically, in accordance with Section 8(2).

(2) A Removed Property may not be added back to the Portfolio Properties by the Vendor, without the prior written approval of the Purchaser, which may be arbitrarily withheld.

(3) Notwithstanding anything contained herein, Expenditures with respect to a Removed Property, including, without limiting the generality of the foregoing, any Expenditure incurred in respect of a Removed Property which becomes the subject of an Option Agreement, will remain included in the Aggregate Expenditure.

(4) If a property becomes a Removed Property pursuant to Section 3.2(1), the Purchaser shall forthwith deliver to the Vendor all data and factual information, if any, generated by the Purchaser through its Initial Technical Assessment, if any, in connection with the Removed Property.

3.3 Updating the Portfolio

On the last day of every quarter, the Purchaser shall provide Notice to the Vendor of the properties comprising the Portfolio (the "Updated Portfolio"). Upon receipt of the Notice, the Vendor shall have ten (10) Business Days ("Dispute Period") to dispute the information contained therein. If the Vendor confirms the Updated Portfolio or does not notify the Purchaser of a dispute within the Dispute Period, the Purchaser shall replace Schedule "A" attached hereto with the Updated Portfolio. If the Vendor disagrees with the information contained in the Updated Portfolio the Vendor shall provide Notice (the "Dispute Notice") thereof to the Purchaser within the Dispute Period, indicating the properties that the Vendor considers should be or should not be included in the Updated Portfolio. The Vendor and the Purchaser, each acting reasonably, shall have ten (10) Business Days from the date of the Purchaser's receipt of the Dispute Notice to agree upon an Updated Portfolio. If the Vendor and Purchaser are unable to agree upon an Updated Portfolio within such time, the dispute will be resolved in accordance with Section 12.

SECTION 4 - PRICE

4.1 The Price

The aggregate consideration for the rights and benefits contemplated by this Agreement shall be the sum of $350,000 (the "Price"), payable on the Effective Date by certified cheque, bank draft or wire transfer from the Purchaser to the Vendor or as the Vendor shall direct.

4.2 Allocation of the Price

The Vendor agrees that under each Option Agreement entered into pursuant to Section 5.2, the Price may be allocated, at the sole and absolute discretion of the Purchaser and in any amount up to the Price, to cash consideration payments required under an Option Agreement for an Optioned Property, with the exception of the cash payment made at the Effective Date of the Option Agreement. For greater certainty, any amount of the Price allocated to the cash consideration under an Option Agreement pursuant to this Section 4.2 may not be allocated to the cash consideration under another Option Agreement for a different Optioned Property.

SECTION 5 - OPTION

5.1 Option

(1) From and including the Effective Date, the Purchaser shall have a continuous right during the Term or Renewal Term to exercise one (1) or more exclusive options (collectively, the "Options") to acquire up to a seventy percent (70%) undivided interest in and to one or more properties in the Portfolio (each property, an "Optioned Property"), provided that the Purchaser has, with respect to each Optioned Property has provided Notice thereof, in the form attached as Schedule "C" hereto (the "Optioned Property Notice") to the Vendor.

(2) For greater certainty, the exercise by the Purchaser of an option pursuant to Section 5.1(1) shall not limit the Purchaser from exercising additional Options with respect to any property or properties in the Portfolio during the Term or Renewal Term.

5.2 Option Agreement

The Purchaser and the Vendor shall enter into an Option Agreement for each Optioned Property substantially in the form attached as Schedule B hereto within ten (10) Business Days of the Purchaser delivering the applicable Optioned Property Notice to the Vendor.

SECTION 6 - INITIAL TECHNICAL ASSESSMENT

The Purchaser shall conduct an Initial Technical Assessment on each property in the Portfolio. Following the completion of an Initial Technical Assessment on a property in the Portfolio, the Purchaser shall elect to either:

(i) exercise the option contained herein in accordance with Section 5.1 with respect to such property; or

(ii) remove such property from the Portfolio in accordance with Section 3.1(1).

SECTION 7 - EXPENDITURES

7.1 Expenditures

(1) Other than the Expenditure to conduct an Initial Technical Assessment on each property in the Portfolio pursuant to Section 6, the Purchaser has no obligation to incur any Expenditures on any property in the Portfolio. Notwithstanding the foregoing, the Purchaser may, in its sole and absolute discretion, incur additional Expenditures on any property in the Portfolio, but the total Aggregate Expenditure shall not exceed $2,000,000.

(2) The amount of Aggregate Expenditure by the Purchaser shall be updated (the "Expenditure Update") quarterly by the Purchaser providing Notice thereof to the Vendor.

(3) The Vendor agrees that under each Option Agreement entered into pursuant to Section 5.2, Expenditures made pursuant to this Agreement may be allocated, at the sole and absolute discretion of the Purchaser and in any amount up to the Aggregate Expenditure, to expenditure under an Option Agreement for an Optioned Property. For greater certainty, any Expenditure allocated to expenditure under an Option Agreement for an Optioned Property pursuant to this Section 7.1 may not be allocated to another Option Agreement for a different Optioned Property.

(4) Notwithstanding anything contained herein, the Aggregate Expenditure shall include, without limiting the generality of the foregoing, all Expenditure allocated pursuant to Section 7.1.

7.2 Audit

The Vendor, upon notice in writing to the Purchaser, shall have the right to audit the Purchaser's accounts and records maintained for the Expenditure for any calendar year within the three (3) month period next following the end of such calendar year using external independent accountants or its own staff. Any discrepancies disclosed by such audit shall be made in writing to the Purchaser within the said three (3) month period. Within one (1) month after the date of claim the Purchaser shall reply in writing to the Vendor detailing the grounds and the reasons for the disclosed discrepancies. If the Vendor is not satisfied with the Purchaser's reply, the matter shall be resolved in accordance with Section 12. The cost of any audits pursuant to this Section 7.2 shall be borne by the Vendor.

7.3 Access

(1) While this Agreement is in force, the Vendor agrees that the Purchaser, its servants, employees, representatives and contractors, shall have the right to enter in, under or upon the properties in the Portfolio to carry out an Initial Technical Assessment and to bring upon the properties in the Portfolio such machinery, tools and equipment (including, without limitation, drilling equipment) as the Purchaser considers necessary to carry out an Initial Technical Assessment. The Purchaser may remove from the Portfolio for the purpose of assaying or testing and to dispose of ores, any minerals or metals.

(2) The Purchaser shall, for a period of one hundred eighty (180) days after the date that this Agreement is terminated, have the right to enter upon any property in the Portfolio and to remove therefrom all equipment, appliances, tools, machinery, mining plant and/or buildings brought or erected upon such property by the Purchaser or any of its servants, employees, representatives or contractors, and if any of the same are not so removed such equipment, appliances, tools, machinery, mining plant and/or buildings shall become the property of the Vendor without payment of any consideration therefore.

(3) The Purchaser shall, for a period of one hundred eighty (180) days after a property becomes a Removed Property in accordance with Section 3.2 of this Agreement, have the right to enter upon the Removed Property and to remove therefrom all equipment, appliances, tools, machinery, mining plant and/or buildings brought or erected upon the Removed Property by the Purchaser or any of its servants, employees, representatives or contractors, and if any of the same are not so removed such equipment, appliances, tools, machinery, mining plant and/or buildings shall become the property of the Vendor without payment of any consideration therefore.

SECTION 8 - PENALTY

(1) If the Purchaser has not incurred Expenditure on a property in the Portfolio within six (6) months from the date such property was added to the Portfolio in accordance with Section 3.1, the Purchaser shall pay to the Vendor the sum of $25,000 (a "Penalty Payment") on or before the last day in such successive six (6) month period. Notwithstanding anything contained in this Agreement, any property for which the Purchaser has made a Penalty Payment (a "Penalty Property") shall, at the sole option of the Purchaser, either:

(a) subject to Error! Reference source not found., remain in the Portfolio; or

(b) be removed from the Portfolio.

(2) Notwithstanding anything contained in this Agreement, if the Purchaser has not completed an Initial Technical Assessment on a Penalty Property within six (6) months from the date that the Penalty Payment was due and owing to the Vendor, the Penalty Property shall automatically be removed from the Portfolio in accordance with Section 3.2(1), without any right of the Purchaser to make a payment pursuant to this Section 8 and have the Penalty Property remain in the Portfolio.

SECTION 9 - REPRESENTATIONS AND WARRANTIES OF THE VENDOR

The Vendor represents and warrants to the Purchaser as stated below and acknowledges that the Purchaser is relying on the accuracy of each such representation and warranty in entering into this Agreement and completing the transaction herein. The Vendor agrees to provide a certificate of an Officer of the Vendor certifying that the representations and warranties contained below are true and accurate with the same effect as if made on the date of this Agreement with each Notice submitting a property to the Portfolio pursuant to Section 3.1(1).

9.1 Corporate Matters

(1) Status and Capacity of Vendor. The Vendor has been duly incorporated and organized, is a subsisting corporation under the laws of Nevada, United States and has the corporate power and capacity to execute and deliver this Agreement and otherwise perform its obligations under this Agreement.

(2) Authorization of Purchase. The execution and delivery of this Agreement and the transactions contemplated hereunder have been duly and validly authorized by the Vendor and, if applicable, by its shareholders and no other corporate proceedings or approvals on the part of the Vendor or its shareholders are necessary to authorize this Agreement.

(3) Enforceability. This Agreement has been duly and validly executed and delivered by the Vendor and is a valid and legally binding obligation of the Vendor enforceable against the Vendor in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency and other laws affecting creditors' rights generally and to general principles of equity.

(4) Residence. The Vendor is not a non-resident of Canada within the meaning of the Income Tax Act (Canada).

(5) Licences and Permits. The Vendor holds all licences, permits and authorizations requisite for, and has complied with all Applicable Laws applicable to the Portfolio Properties.

9.2 Portfolio Properties

(1) Properties. Schedule "A" lists all the properties included in the Portfolio Properties as of the date of this Agreement and sets forth the legal description thereof.

(2) Legal Title.

(a) Subject to any Prospector's Mining Licenses disclosed by the Vendor in the Notice adding a property to the Portfolio in accordance with Section 3.1, the Vendor is the absolute legal and beneficial owner of, and has good and marketable title in fee simple to, the Portfolio Properties (including all buildings and structures thereon or appurtenant thereto), free and clear of any and all Encumbrances.

(b) There are no agreements, options, contracts or commitments to sell, transfer or otherwise dispose of the Portfolio Properties or which would restrict the ability of the Vendor to acquire a seventy percent (70%) undivided interesting in and to the Portfolio Properties.

(c) The Vendor is not in breach of any of the covenants, conditions and agreements contained in any agreements related to the Portfolio Properties.

(d) There are no expropriation, condemnation or similar proceedings pending or, to the best of the Vendor's knowledge, threatened, with respect to any of the Portfolio Properties or any part thereof.

(3) Environmental Matters.

(a) For the purposes of this Section 9.2(3)(a):

(i) Contaminant means any substance, product, element, radiation, vibration or matter included in any definition of "hazardous product", "dangerous goods", "waste", "toxic substance", "contaminant", "pollutant", "deleterious substance" or words of similar import under any Environmental Law, or the presence of which in the environment is likely to affect adversely the quality of the environment in any way.

(ii) Environmental Claim includes a claim, notice, administrative order, citation, complaint, summons, writ, proceeding or demand relating to remediation, investigation, monitoring, emergency response, decontamination, restoration or other action under any Environmental Law or any notice, claim, demand or other communication alleging or asserting liability, either direct or indirect, and either in whole or by way of contribution or indemnity, for investigatory, monitoring or cleanup costs, Governmental Authority response costs, damages, personal injuries, fines, penalties or for other relief, and arising out of, based on or resulting from (A) the presence, or Release into the environment, of any Contaminant, or (B) any non-compliance or alleged non-compliance with any Environmental Law.

(iii) Environmental Laws means all applicable statutes, regulations, ordinances, by-laws, and codes and all international treaties and agreements, now or hereafter in existence in Tanzania, Malawi or the Democratic Republic of Congo as the case may be, relating to the protection and preservation of the environment, occupational health and safety, product safety, product liability or Hazardous Substances.

(iv) Environmental Permits includes all orders, permits, certificates, approvals, consents, registrations and licences issued by any authority of competent jurisdiction under Environmental Laws.

(v) Release means any release, spill, leak, emission, pumping, injection, deposit, discharge, dispersal, leaching, migration, spraying, abandonment, pouring, emptying, throwing, dumping, placing or exhausting of a Contaminant, and when used as a verb has a like meaning.

(b) The Vendor, the operation of the Business, the Portfolio Properties and the use, maintenance and operation thereof have been and are in compliance with all Environmental Laws. The Vendor has complied with all reporting and monitoring requirements under all Environmental Laws. The Vendor has not received any notice of any non-compliance with any Environmental Laws, and the Vendor has never been convicted of an offence for non-compliance with any Environmental Laws or been fined or otherwise sentenced or settled such prosecution short of conviction.

(c) To the best of the Vendor's knowledge, there is no existing, pending or threatened Environmental Claim against the Vendor.

(d) The Vendor has obtained all Environmental Permits and all other licenses, approvals, permits and authorizations necessary to conduct the Business and to own, use and operate the Portfolio Properties.

(4) Work Orders and Deficiencies. There are no outstanding work orders, non-compliance orders, deficiency notices or other such notices relative to the Portfolio Properties or the Business which have been issued by any police or fire department, sanitation, environment, labour, health or other Governmental Authorities. There are no matters under discussion with any such department or authority relating to work orders, non-compliance orders, deficiency notices or other such notices. The Business is not being operated in a manner which is in contravention of any statute, regulation, rule, code, standard, policy or other Applicable Law.

9.3 General Matters

(1) Compliance with Constating Documents, Agreements and Laws. The execution, delivery and performance of this Agreement and each of the other agreements contemplated or referred to herein by the Vendor, and the transactions contemplated by this Agreement, will not constitute or result in a violation or breach of or default under, or cause the acceleration of any obligations of the Vendor under:

(a) any term or provision of any of the articles, by-laws or other constating documents of the Vendor;

(b) the terms of any agreement (written or oral), indenture, instrument or understanding or other obligation or restriction to which the Vendor is a party, or

(c) any term or provision of any of licenses or permits referred to in Section 9.1(5), any order of any court or Governmental Authority or regulatory body or any Applicable Law of any jurisdiction in which the Business is carried on.

(2) Litigation. There are no actions, suits, investigations or proceedings before any court, arbitrator, administrative agency or other tribunal or governmental authority, whether current, pending or threatened, which directly or indirectly relate to or affect the Portfolio Properties (including ownership and existing or past uses thereof and the compliance with Applicable Law), nor is the Vendor aware of any facts which would lead the Vendor to suspect that the same might be initiated or threatened.

SECTION 10 - REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Vendor as stated below and acknowledges that the Vendor is relying on the accuracy of each such representation and warranty in entering into this Agreement.

10.1 Status

The Purchaser is a subsisting corporation under the laws of British Columbia and has full corporate power and authority to execute and deliver this Agreement.

10.2 Due Authorization

The execution and delivery of this Agreement and the transactions contemplated hereunder have been duly and validly authorized by the Purchaser and no other corporate proceedings on the part of the Purchaser are necessary to authorize this Agreement.

10.3 Enforceability

This Agreement has been duly and validly executed and delivered by the Purchaser and is a valid and legally binding agreement of the Purchaser enforceable against the Purchaser in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency and other laws affecting creditors' rights generally and to general principles of equity.

SECTION 11 - RENEWAL AND TERMINATION

11.1 Renewal

The Purchaser shall have the right to renew the Term for one (1) further period of two (2) years (the "Renewal Term"), by providing Notice thereof to the Vendor at least sixty (60) days prior the end of the Term, subject to the following terms and conditions:

(a) the Purchaser shall not be entitled to any right of renewal if, at the time of giving Notice of exercise thereof, the Purchaser is in material default of any material obligation hereunder;

(b) this Agreement shall be renewed for the Renewal Term on the same terms and conditions as are contained in this Agreement, except that at the end of the Renewal Term, there shall be no further right to renew.

11.2 Termination

(1) From the Effective Date, the Vendor may terminate this Agreement at any time by delivering Notice to the Purchaser, if the Purchaser shall not have incurred any Expenditures on any of the property in the Portfolio for a period of six (6) successive months and this termination shall be the sole remedy of the Vendor.

(2) The Purchaser may terminate this Agreement at any time in its sole and absolute discretion by providing thirty (30) days Notice to the Vendor.

SECTION 12 - DISPUTES

12.1 Scope

Subject to and in accordance with the provisions of this Section, any and all differences, disputes, claims or controversies arising out of or in any way connected with this Agreement, whether arising before or after the expiration or termination of this Agreement, and including without limitation, its negotiation, execution, delivery, enforceability, performance, breach, discharge, interpretation and construction, existence, validity and any damages resulting therefrom or the rights, privileges, duties and obligations of the parties under or in relation to this Agreement (including any dispute as to whether an issue is arbitrable) shall be referred to arbitration under the Commercial Arbitration Act (British Columbia), as amended, or any successor legislation in effect at the time of the arbitration.

12.2 Applicable Law

The laws of the Province of British Columbia shall be applicable in regards to all questions of governance and interpretation of this Agreement, as well as all matters in any way relating to the arbitration(s) applicable hereunder.

12.3 Appointment of Arbitrator

A party desiring arbitration hereunder shall give written notice of arbitration to the other party containing a concise description of the matter submitted for arbitration ("Notice of Arbitration"). Within ten (10) days after a party gives a Notice of Arbitration, the parties shall jointly appoint a single arbitrator (the "Arbitrator"). If the parties fail to appoint an Arbitrator within such time, an Arbitrator shall be designated by a judge of the British Columbia Supreme Court upon application by either party.

12.4 Powers of Arbitrator

The Arbitrator may determine: all questions of law, fact and jurisdiction with respect to the dispute or the arbitration (including questions as to whether a dispute is arbitrable) and all matters of procedure relating to the arbitration. The Arbitrator may grant legal and equitable relief (including injunctive relief), award costs (including legal fees and the costs of the arbitration), and award interest and, without limiting the generality of the foregoing or the Arbitrator's jurisdiction at law, may:

(a) determine any question of good faith, dishonesty or fraud arising in the dispute;

(b) order any party to furnish further details of that party's case, in fact or in law;

(c) proceed in the arbitration notwithstanding the failure or refusal of any party to comply with these Rules or with the Arbitrator's orders or directions, or to attend any meeting or hearing, but only after giving that party written notice that the Arbitrator intends to do so;

(d) receive and take into account written or oral evidence tendered by the parties that the Arbitrator determines is relevant, whether or not strictly admissible in law;

(e) make one or more interlocutory determinations and/or interim awards;

(f) hold meetings and hearings, and make a decision (including a final decision) in Ontario (or elsewhere with the concurrence of the parties to the arbitration);

(g) order the parties to produce to the Arbitrator, and to each other for inspection, and to supply copies of, any documents or classes of documents in their possession or power that the Arbitrator determines to be relevant;

(h) order the preservation, storage, sale or other disposal of any property or thing under the control of any of the parties; and

(i) make interim orders to secure all or part of any amount in dispute in the arbitration.

12.5 Arbitration Procedure

Within twenty (20) days of the appointment of the Arbitrator, the parties shall either agree on the procedure to be followed for the arbitration or the Arbitrator shall determine the appropriate procedure, in accordance with the principles of natural justice, to be followed. It is agreed that the arbitration and all matters arising directly or indirectly (including all documents exchanged, the evidence and the award) shall be kept strictly confidential by the parties and shall not be disclosed to any third party except as may be compelled by law.

12.6 Arbitrator's Decision

No later than twenty (20) Business Days after hearing the representations and evidence of the parties, the Arbitrator shall make his or her determination in writing and deliver one copy to each of the parties. The decision of the Arbitrator shall be final and binding upon the parties in respect of all matters relating to the arbitration, the conduct of the parties during the proceedings, and the final determination of the issues in the arbitration.

12.7 Awards and Appeal

There shall be no appeal from the determination of the Arbitrator to any court. Judgment upon any award rendered by the Arbitrator may be entered in any court having jurisdiction thereof.

12.8 Costs of Arbitration

The costs of any arbitration hereunder shall be borne by the parties in the manner specified by the Arbitrator in his or her determination.

12.9 Condition Precedent

Submission to arbitration under this Section is intended by the parties to preclude any action in matters, which may be arbitrated hereunder, save and except for enforcement of any arbitral award hereunder.

SECTION 13 - CONFIDENTIALITY

13.1 Confidentiality

(1) The parties shall keep confidential all information, documentation, reports, including without limitation all Initial Technical Assessments, and records obtained from each other with respect to the Portfolio or in connection with this Agreement, as well as any information arising out of the Vendor's access to the Purchaser's records during any audit conducted pursuant to Section 7.2 (collectively, "Confidential Information"). Neither party shall use any Confidential Information for any purposes not related to the Strategic Alliance Agreement, an Option Agreement or any joint venture entered into between the parties, or in any way detrimental to the other party. Nothing herein contained shall restrict or prohibit the parties from disclosing the Confidential Information to their respective consultants, agents, bankers, lenders, advisors and solicitors as long as such parties agree to keep such Confidential Information confidential. The Confidential Information referred to in this Section shall not include:

(a) public information or information in the public domain at the time of receipt by a party or its consultants, agents, advisors and solicitors;

(b) information which becomes public through no fault or act of a party or its consultants, agents, bankers, lenders, advisors or solicitors;

(c) information in the possession of a party not provided by the other party or its consultants, agents, bankers, lenders, advisors and solicitors;

(d) information required to be disclosed by law; or

(e) information received in good faith from a third party lawfully in possession of the information and not in breach of any confidentiality obligations.

(2) If the either party is required or requested by legal process to disclose any Confidential Information, such party will provide the other party with prompt notice of such requirement or request so that the other party may seek an appropriate protective order or waive compliance with the provisions of this requirement or both. If either party is compelled to disclose Confidential Information to any court or tribunal or else stand liable for contempt or suffer other censures or penalty, such party may disclose same without liability hereunder provided that it shall give the other party advance written notice of the information to be disclosed and, at the request of the other party, shall seek to obtain assurances that such information will be accorded confidential treatment.

(3) The Vendor and Purchaser each agree that prior to making any press release concerning the transactions contemplated herein, each of them shall consult with the other and obtain the other's written approval with respect to such press release, which approval shall not be unreasonably or arbitrarily withheld or delayed, it being acknowledged that it is intended that no press release will be made until after the completion of Closing, unless required by law or any applicable stock exchange.

SECTION 14 - GENERAL

14.1 Assignment and Enurement

The Vendor party may not assign its rights or obligations under this Agreement without the prior written consent of the Purchaser, which consent may not be unreasonably withheld or delayed. This Agreement enures to the benefit of and binds the parties and their respective successors and permitted assigns.

14.2 Counterparts

This Agreement may be executed and delivered in any number of counterparts, each of which when executed and delivered is an original but all of which taken together constitute one and the same instrument.

14.3 Delivery by Fax

Any party may deliver an executed copy of this Agreement by fax but that party shall immediately deliver to the other parties an originally executed copy of this Agreement.

14.4 Entire Agreement

This Agreement and all documents contemplated by or delivered under or in connection with this Agreement, constitute the entire agreement between the parties with respect to the subject matter and supersedes all prior agreements, negotiations, discussions, undertakings, representations, warranties and understandings, whether written or verbal.

14.5 Further Assurances

Each party shall from time to time promptly execute and deliver all further documents and take all further action reasonably necessary to give effect to the provisions of this Agreement and to complete the transactions contemplated by this Agreement.

14.6 Governing Law

This Agreement and each of the documents contemplated by or delivered under or in connection with this Agreement are governed by, and are to be construed and interpreted in accordance with, the laws of the Province of British Columbia and the laws of Canada applicable in the Province of British Columbia.

14.7 Notice

Unless otherwise specified, each Notice to a party must be given in writing and delivered personally or by courier, sent by prepaid registered mail or transmitted by fax to the party as follows:

If to the Purchaser

Name: Canaco Resources Inc.
Address: 500 - 602 West Hastings Street, Vancouver, B.C. V6B 1P2
Attention: Mr. Andrew Lee Smith
Fax No: (604) 899-1240

If to Vendor

Name: Douglas Lake Minerals Inc.
Address: 500 - 602 West Hastings Street, Vancouver, B.C. V6B 1P2
Attention: Mr. Harp Sangha
Fax No: (604) 899-1240

or to any other address, fax number or Person that the party designates. Any Notice:

(a) delivered personally or by courier on a Business Day will be deemed to have been given on that Business Day;

(b) transmitted by fax on a Business Day and (i) for which the sending party has received confirmation of transmission before 5:00 p.m. on that Business Day, will be deemed to have been given on that Business Day, or (ii) for which the sending party has received confirmation of transmission after 5:00 p.m. on that Business Day, will be deemed to have been given on the next Business Day;

(c) delivered personally or by courier, or transmitted by fax, on a day that is not a Business Day, will be deemed to have been given on the next Business Day; and

(d) sent by prepaid registered mail will be deemed to have been given on the fifth Business Day after the date of mailing. If a Notice has been sent by prepaid registered mail and before the fifth Business Day after the mailing there is a discontinuance or interruption of regular postal service so that the Notice cannot reasonably be expected to be delivered within five Business Days after the mailing, the Notice will be deemed to have been given when it is actually received.

14.8 Payment Currency

Amounts to be paid or calculated under this Agreement are to be paid or calculated in United States Dollars.

14.9 Severability

If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, the illegality, invalidity or unenforceability of that provision will not affect:

(a) the legality, validity or enforceability of the remaining provisions of this Agreement; or

(b) the legality, validity or enforceability of that provision in any other jurisdiction.

14.10 Time of Essence

For every provision of this Agreement, time is of the essence.

The parties have executed this Agreement.

CANACO RESOURCES INC.
By:	/s/ Andrew Lee Smith Name: Andrew Lee Smith Title: Chairman and CEO

By:	/s/ David S. Parsons Name: David S. Parsons Title: Director & Member, Acquisition Committee

We have authority to bind the corporation.

DOUGLAS LAKE MINERALS INC.
By:	/s/ Harp Sangha Name: Harp Sangha Title: President & CEO

By:	/s/ Kal Matharu Name: Kal Matharu Title: Chairman

We have authority to bind the corporation.

Schedule "A"

Portfolio Properties

Claim Number	Holder	Location	Size (sq km)	Date of issue	Expiry Date	Confirmation of Good Standing
PLR 2683/2004	Hydro-Geos Consulting Group Tanzania Limited			September 14, 2004	September 13, 2006
PLR 2810/2004	KBT Discovery Group (T) Limited			October 30, 2004	October 29, 2007
PLR 2957/2004	Megadeposit Explorers Limited			December 21, 2004	Decembmer 20, 2006

Schedule "B"

OPTION AGREEMENT

OPTION AGREEMENT

Made as of ● , 200●

Between

DOUGLAS LAKE MINERALS INC.

and

CANACO RESOURCES INC.

McMillan Binch Mendelsohn LLP

TABLE OF CONTENTS

RECITALS	1
SECTION 1 - REPRESENTATIONS AND WARRANTIES	1
1.1 Representations and warranties	1
SECTION 2 - OPTION TO ACQUIRE INTEREST	3
2.1 Grant of Option	3
2.2 Consideration	3
2.3 Expenditures	3
2.4 Non-Exercise	4
2.5 Termination	4
2.6 Exercise of Option to Earn 70% Interest	5
2.7 Title	5
2.8 Creation of Joint Venture	5
2.9 Operator	5
SECTION 3 - TECHNICAL COMMITTEE	5
3.1 Establishment	5
3.2 Purposes	6
3.3 Meetings	6
SECTION 4 - INDEMNITIES.	6
4.1 Indemnities of Canaco	6
4.2 Douglas Lake's Indemnities	7
SECTION 5 - EFFECTIVE DATE	7
5.1 Conditions Precedent	7
SECTION 6 - OPERATIONS DURING THE OPTION PERIOD	8
6.1 Operator's Rights	8
6.2 Duties of the Operator	8
6.3 Insurance	9
6.4 Access to Mining Operations	9
6.5 Encumbrances	9
SECTION 7 - SALE OF INTEREST	10
7.1 Preemptive Right	10
7.2 Exceptions to Pre-emptive Right.	10
7.3 Prohibition Against Encumbrance	11
7.4 Novation	11
SECTION 8 - CONFIDENTIALITY	11
8.1 Covenant	11
8.2 Disclosure to Satisfy Regulatory Requirements	11
8.3 Disclosure to other Parties	12
8.4 Free Utilization	12
SECTION 9 - NOTICE	12
9.1 Manner	12
9.2 Addresses	12
SECTION 10 - INTERPRETATION	13
10.1 Definitions	13
10.2 Other Definitions	15
10.3 Table of Contents	15
10.4 Gender and Number	16
10.5 Entire Agreement	16
10.6 Currency	16
10.7 Law	16
10.8 Enurement	16
10.9 Further Assurances	16
Schedule A - Property
Schedule B - Form of Joint Venture Agreement

OPTION AGREEMENT

This Agreement is made as of the ● day of ● , 200● , between

DOUGLAS LAKE MINERALS INC., a corporation organized under the laws of ●

(herein called "Douglas Lake")

OF THE FIRST PART

and

CANACO RESOURCES INC., a corporation organized under the laws of the Province of [British Columbia]

(herein called "Canaco")

OF THE SECOND PART

RECITALS

A. Douglas Lake is the registered and beneficial owner of a 100% undivided interest in the property legally described as the "Property" in Schedule A annexed hereto.

B. Douglas Lake has agreed to grant an option to Canaco to acquire up to a 70% interest in the Property on the terms and conditions set out herein.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants expressed herein the Parties agree as follows:

SECTION 1 - REPRESENTATIONS AND WARRANTIES

1.1 Representations and warranties

(1) Douglas Lake represents and warrants to Canaco that on the date hereof and on the Effective Date:

(a) Douglas Lake is the sole recorded and beneficial owner of a 100% undivided interest in the Property;

(b) the Property is accurately described in Schedule A annexed hereto;

(c) all taxes, assessments, rentals, levies or other payments relating to the Property and required to be made to any governmental instrumentality have been made;

(d) subject to any Prospector's Mining Licenses, the Property (including all ores, concentrates, minerals, metals or products in, on or under the Property or which may be removed or extricated therefrom) is free and clear of any and all Encumbrances, agreements, obligations, adverse claims (including, without limitation, any order or judgment relating to the Property or any legal proceedings in process, pending or threatened which might result in any such order or judgment), royalties, profit interests or other payments in the nature of a rent or royalty, or other interests of whatsoever nature or kind, recorded or unrecorded;

(e) Douglas Lake has not received from any governmental instrumentality any notice of, or communication relating to, any actual or alleged Environmental Claims, and there are no outstanding work orders or actions required to be taken relating to environmental matters respecting the Property or any operations carried out thereon;

(f) there are no actions, suits or proceedings (whether or not purportedly on behalf of Douglas Lake) (including Environmental Claims) pending or threatened against or materially adversely affecting, or which could materially adversely affect, the Property or before or by any federal, provincial, municipal or other governmental authority, department, court, commission, board, bureau, agency or instrumentality, domestic or foreign, whether or not insured, and which might involve the possibility of any Encumbrance or any other right of another against the Property; and

(g) all required consents of any third parties to the sale and transfer by Douglas Lake to Canaco of the Property have been obtained and written copies thereof have been provided to Canaco.

(2) Each Party represents and warrants to the other that at the date of execution of this Agreement:

(a) all requisite corporate acts and proceedings have been done and taken by it with respect to entering into this Agreement and it has the right to enter into this Agreement and to perform the obligations hereunder; and

(b) the execution and delivery of this Agreement and the performance from time to time of the rights and obligations arising hereunder do not and will not conflict with the terms of the constating instruments of it or with any agreement or other instrument or regulatory provision by which it is bound.

(3) The representations and warranties hereinbefore set out are conditions on which the parties have relied in entering into this Agreement and shall survive the acquisition of any interest in the Property by Canaco and the termination of this Agreement, and each of the parties will indemnify and save the other harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by it and contained in this Agreement.

SECTION 2 - OPTION TO ACQUIRE INTEREST

2.1 Grant of Option

Douglas Lake hereby grants to Canaco the exclusive and irrevocable right and option of acquiring up to a 70% undivided interest in and to the Property (the "Option") free and clear of all Encumbrances and all royalties, profit interests or other payments in the nature of a rent or royalty or other interests of whatsoever nature or kind, subject to the provisions of this Agreement.

2.2 Consideration

In consideration of the granting of the Option, following receipt by Canaco of all required regulatory and other approvals and consents by Canaco to the entering into of this Agreement the following payments shall be made:

(a) on the Effective Date,

(i) Canaco will issue and deliver to Douglas Lake 100,000 common shares in its capital, subject to applicable hold periods, or the equivalent in cash; and

(ii) Canaco will pay to Douglas Lake the sum of $50,000 by certified cheque or bank draft;

(b) on the first anniversary of the Effective Date,

(i) Canaco will issue and deliver to Douglas Lake 200,000 common shares in its capital, subject to applicable hold periods; and

(ii) Canaco will pay to Douglas Lake the sum of $75,000 by certified cheque or bank draft; and

(c) on the second anniversary of the Effective Date,

(i) Canaco will issue and deliver to Douglas Lake 500,000 common shares in its capital, subject to applicable hold periods; and

(ii) Canaco will pay to Douglas Lake the sum of $125,000 by certified cheque or bank draft.

2.3 Expenditures

In order to maintain in force the rights granted to it hereunder and to maintain in force the Option, Canaco must incur an additional aggregate of $2,000,000 of Expenditures on or before the end of the second anniversary of the Effective Date, as follows:

(a) on or before the first anniversary of the Effective Date, $750,000;

(b) on or before the second anniversary of the Effective Date, $1,250,000; and

(c) Canaco shall have spent the Aggregate Expenditure Commitment as that term is defined in the Strategic Alliance Agreement.

2.4 Non-Exercise

The right of Canaco to exercise the Option or the portion thereof which has not been previously exercised, as applicable, shall become null and void and the Option held by Canaco shall terminate if:

(a) Canaco notifies Douglas Lake at any time of its intention not to exercise the Option or the portion thereof which has not been previously exercised, as applicable;

(b) Canaco fails to incur all of the Expenditures described in Section 2.4 as scheduled and in the manner described above and shall have failed to either incur Expenditures in the amount of the deficiency or pay the amount of such deficiency to Douglas Lake within thirty (30) days after receipt of written notice from Douglas Lake of such failure; or

(c) Canaco fails to deliver the notice(s) referred to in Section ● within the applicable required time period.

2.5 Termination

On the termination of the Option Period in accordance with Section 2.4:

(a) the Property shall be free of all Encumbrances created by or through Canaco;

(b) all plant, machinery, equipment and supplies owned by Canaco and brought and placed upon the Property shall remain the exclusive property of the owner thereof and, if the Option Period terminates without Canaco exercising any part of the Option, shall be removed by the owner thereof, at any time or times within a period of six (6) months next following the termination of the Option Period; provided that the owner thereof has not removed all such plant, machinery, equipment or supplies within the said six (6) month period, then such plant, machinery, equipment and supplies not so removed thereafter shall become the property of Douglas Lake or, at Douglas Lake's option, may within a further six (6) months be removed by Douglas Lake at the expense of the owner thereof. All plant, machinery, equipment and supplies, until it becomes Douglas Lake's property or is removed from the Property, shall be the sole responsibility of the owner thereof and Douglas Lake shall have no liability with regard thereto;

(c) if the Option Period terminates without the Option being exercised, Canaco shall forthwith deliver to Douglas Lake all data and factual information generated by Canaco through their exploration activities on the Property; and

(d) Canaco shall be solely liable for all costs and expenses accrued by it to third parties as a result of its activities on the Property during the Option Period up to the date of termination of the Option Period.

The provisions of Sections 4, 8, 9 and 10 and Section 2.7 (if applicable) shall survive the termination of the Option Period.

2.6 Exercise of Option to Earn 70% Interest

If Canaco incurs the Expenditures during the Option Period in the manner described in Section 2.4, then Canaco shall earn a 70% interest in the Property which interest shall automatically and immediately vest in Canaco without any further act by any Party. [Note to draft: Is there partial earn-in if only part of Section 2.2. is achieved?]

2.7 Title

Douglas Lake shall hold title to the Property in its own name in trust for the Parties as their interests may from time to time appear, except where a transfer of title is required herein. Any Party shall be entitled to record its interest in the Property and in this Agreement on the title to the Property.

2.8 Creation of Joint Venture

In the event that Canaco has earned a 70% interest in the Property pursuant to Section 2.6, the Parties shall forthwith complete, execute and deliver the Joint Venture Agreement.

2.9 Operator

While Canaco is earning an interest in the Property through incurring Expenditures hereunder, the operator of all operations on the Property to be undertaken pursuant to this Agreement (the "Operator") shall be Canaco from the Effective Date.

SECTION 3 - TECHNICAL COMMITTEE

3.1 Establishment

A Technical Committee composed of one (1) representative of each Party, shall be established on the Effective Date. Each Party shall, within fifteen (15) days after the Effective Date, notify the other Party in writing of the name of its representative (the "Representative") and alternative Representative ("Alternate") who may from time to time act in the absence of the Representative. Each Party shall also be free to bring to all meetings at its own cost such technical and other advisors as it may deem appropriate; provided that such advisors are bound by the provisions of Section 8. Each Party shall have the right at any time and from time to time to change its Representative or Alternate by written notice given to the other Party. Each Party shall incur all costs (which shall not be deemed to be Expenditures) for its Representative's and Alternate's activities hereunder.

3.2 Purposes

The Technical Committee shall be constituted during the Option Period for the following purposes:

(a) to review the on-going activities of Canaco on the Property and to review reports submitted by Canaco on the progress of its activities;

(b) to discuss in good faith any changes, alterations or recommendations to the activities undertaken by Canaco on the Property; and

(c) to review proposed exploration operations on the Property to be undertaken by Canaco.

3.3 Meetings

(1) Meetings of the Technical Committee shall be held no less than twice annually in Vancouver. In lieu of holding meetings of the Technical Committee, the Technical Committee may convene telephone conferences with the unanimous consent of both Parties.

(2) The Technical Committee shall establish at its first meeting such procedures and rules governing the meetings and convening of the meetings of the Technical Committee as the Parties may unanimously agree.

SECTION 4 - INDEMNITIES.

4.1 Indemnities of Canaco

Canaco shall indemnify Douglas Lake from all liability, however arising, in respect of all debts, liabilities, costs and obligations of every kind and nature, including damage to property and personal injury, arising out of or related to the conduct by it of activities on the Property, which were incurred or arose during the Option Period. For further clarity, the Parties intend that, pursuant to the preceding sentence, Canaco shall be liable for its liabilities, known or unknown, contingent or otherwise, which were incurred or arose during the Option Period, relating to or arising out of:

(a) the conduct of activities by it or on its behalf in, on or under the Property; and

(b) the environmental protection, clean-up, remediation, and reclamation of the Property resulting from or relating to its activities referred to in Section 4.1(a) including, but not limited to, the obligations and liabilities arising out of or related to:

(i) the disturbance or contamination of land, water (above or below surface) or the environment by exploration, mining, processing or waste disposal activities;

(ii) any failure to comply with all past, current or future governmental or regulatory authorizations, licenses, permits, and orders and all non-governmental prohibitions, covenants, contracts and indemnities; and

(iii) any act or omission causing or resulting in the spill, discharge, leak, emission, ejection, escape, dumping or release of hazardous or toxic substances, materials, or wastes as defined in any federal, provincial, or local law or regulation in connection with or emanating from the Property.

4.2 Douglas Lake's Indemnities

Douglas Lake shall indemnify Canaco from all liability, however arising, in respect of all debts, liabilities, costs and obligations of every kind and nature, including damage to property and personal injury, arising out of or related to the Property or the conduct by Douglas Lake of activities on the Property, arising before the Effective Date. For further clarity, the Parties intend that Douglas Lake shall be liable for its liabilities, known or unknown, contingent or otherwise, arising before the Effective Date, relating to or arising out of:

(a) the conduct of activities in, on or under the Property; and

(b) the environmental protection, clean-up, remediation, and reclamation of the Property including, but not limited to, the obligations and liabilities arising out of or related to:

(i) the disturbance or contamination of land, water (above or below surface) or the environment by exploration, mining, processing or waste disposal activities;

(ii) any failure to comply with all past, current or future governmental or regulatory authorizations, licenses, permits, and orders and all non-governmental prohibitions, covenants, contracts and indemnities; and

(iii) any act or omission causing or resulting in the spill, discharge, leak, emission, ejection, escape, dumping or release of hazardous or toxic substances, materials, or wastes as defined in any federal, provincial, or local law or regulation in connection with or emanating from the Property.

SECTION 5 - EFFECTIVE DATE

5.1 Conditions Precedent

(1) This Agreement is conditional upon:

(a) the obtaining of any applicable regulatory approvals, consents and orders; and

(b) the approval of the board of directors of Douglas Lake and Canaco,

in each case in form and substance satisfactory to the affected Party, as the case may be.

(2) The "Effective Date" means the date on which the Parties shall have acknowledged, in writing, that all of the conditions set out in this Section 5.1 have been met.

SECTION 6 - OPERATIONS DURING THE OPTION PERIOD

6.1 Operator's Rights

Subject to the other terms of this Agreement, during the Option Period, the Operator shall have the following rights:

(a) the sole and exclusive right to enter upon the Property to carry on exploration and related operations thereon;

(b) the right to remove from the Property such reasonable amounts of ore and mineralized material as the Operator may deem necessary for the purposes of making assays and tests;

(c) the right to erect buildings and other improvements and install such machinery and equipment on the Property as the Operator deems advisable or necessary in connection with the activities contemplated by this Section 6.1;

(d) the right of access to all of Douglas Lake's data and information concerning the Property including mining records and drill cores;

(e) be allowed to review and copy data relevant to the Property in Douglas Lake's possession; provided that the confidentiality provisions of Section 8 shall apply with respect to such data; and

(f) acquire any Prospector's Mining License granting rights to third parties with respect to the Property. All costs and fees connected to the acquisition of such Prospector's Mining License shall be considered an Expenditure.

6.2 Duties of the Operator

Subject to the other terms of this Agreement, during the Option Period, the Operator shall be responsible for the following duties and shall:

(a) cause to be done all things that may be required to keep the Property in good standing under the laws of the country of United Republic of Tanzania;

(b) conduct all exploration and other operations in, on and under the Property in a good and workmanlike manner in accordance with good mining and engineering practices and in compliance with all applicable laws, regulations and orders;

(c) in the event it does not exercise the Option, leave the Property in a safe condition with all openings safeguarded in accordance with the applicable mining laws and regulations; and

(d) prepare and submit to Douglas Lake, on or before the 20th day of each calendar, monthly progress reports and statements of Expenditures and an annual report by May 1 of each calendar year in respect of the preceding calendar year.

6.3 Insurance

(1) During the Option Period, the Operator shall use its commercially reasonable best efforts to provide, maintain and pay for the following insurance which shall be placed with an insurance company or companies and in a form as may be acceptable to Douglas Lake (acting reasonably):

(a) comprehensive general liability insurance protecting each of the Parties and their respective employees, agents, contractors, invitees and licencees against damages arising from personal injury (including death) and from claims for property damage which may arise directly or indirectly out of the operations of the Operator under this Agreement; and

(b) automobile insurance on the Operator's owned and non-owned vehicles, if any, protecting its employees, agents, contractors, invitees and licencees against damages arising from bodily injury (including death) and from claims for property damage arising out of the operations of the Operator under this Agreement.

(2) Each policy of insurance contemplated in the Section 6.3 shall be in an amount not less than $2,000,000 inclusive of any one occurrence. The policy of insurance referred to in Section 6.3(1)(a) shall:

(a) include a standard form of cross-liability clause;

(b) contain a clause waiving the insurer's right of subrogation against Douglas Lake; and

(c) indicate that the insurer will give Douglas Lake thirty (30) days' prior written notice of cancellation or termination of the coverage.

(3) the Operator shall provide Douglas Lake with such evidence of insurance as Douglas Lake may, acting reasonably, request.

6.4 Access to Mining Operations

Douglas Lake may, at its own risk and expense and at reasonable times agreed to by the Operator enter on the Property and examine the Operator's operations; provided, that Douglas Lake is not, in the opinion of the Operator, interfering with such operations.

6.5 Encumbrances

During the Option Period, Canaco shall not Encumber its beneficial interest in the Property or its rights under this Agreement.

SECTION 7 - SALE OF INTEREST

7.1 Preemptive Right

Except as otherwise provided in Section 7.2, if at any time a Party (the "Offeror") desires to sell, assign, or transfer all or any part of its interest in this Agreement and the Property (the "Sale Interest"), then the other Party (each, an "Offeree") shall have a preemptive right to acquire such Sale Interest as follows:

(a) the Offeror shall promptly notify the Offeree of its intentions. The Notice shall state the price in cash or cash equivalent in the form of marketable securities (the "Purchase Price") and all other pertinent terms and conditions of the intended transfer. The Purchase Price may be stated in whole or in part in the form of publicly marketable securities provided that the Offeror delivers together with its Notice given under this subsection 7.1(a) a certificate signed by a duly qualified and reputable securities analyst certifying as to the cash equivalent value of the publicly marketable securities on the date of such Notice. The Offeror need not have any offer in hand, but if it does, then the Notice shall be accompanied by a copy of the offer or contract for sale. The Offeree shall have fifteen (15) days after the date such Notice is delivered to notify the Offeror whether it elects to acquire the offered Sale Interest at the same Purchase Price and on the same terms and conditions as set forth in the Notice. If such an election is made, then the transfer shall be consummated promptly after Notice of such election is delivered to the Offeror;

(b) if the Offeree elects not to acquire the offered Sale Interest or fails to so elect within the fifteen (15) day period provided above, the Offeror shall have ninety (90) days following the earlier of (i) the date of expiration of the above mentioned fifteen (15) day period or (ii) the last date when the Offeree elected not to purchase the Sale Interest, to consummate the transfer to a third party at a price at least equal to the Purchase Price and on terms no less favourable to the Offeror than those offered by the Offeror to the Offeree in the Notice required herein; and

(c) if the Offeror fails to consummate the transfer to a third party within the said ninety (90) day period, then the preemptive right of the Offeree in such offered Sale Interest shall be deemed to be revived. Any subsequent proposal to transfer such Sale Interest shall be conducted in accordance with all the procedures set forth in this Section 7.

7.2 Exceptions to Pre-emptive Right.

Section 7.1 shall not apply to the following:

(a) a transfer by the Offeror of all or any part of its interest in this Agreement and the Property to an Affiliate; provided that:

(i) the transferee remains an Affiliate indefinitely thereafter;

(ii) the subsequent transfer of Control of such Affiliate, other than to an Affiliate of the original Offeror, whether through the issuance or transfer of shares in the capital of the Affiliate or otherwise (such that it no longer conforms to the definition of an Affiliate) shall be subject to Section 7.1;

(b) the Affiliate agrees in writing to be bound by the provisions hereof; and

(c) a transfer to an Affiliate shall not relieve the Offeror of any of its liabilities and obligations arising under this Agreement; or

(d) a corporate merger, consolidation, amalgamation, or reorganization of the Offeror by which the surviving entity shall be subject to all of the liabilities and obligations of the Offeror hereunder, including an amalgamation or reorganization involving Canaco.

7.3 Prohibition Against Encumbrance

Douglas Lake shall not be entitled to:

(a) sell, assign, transfer or otherwise deal with all or any part of its interest in this Agreement or the Property, except as permitted by this Section 7; or

(b) Encumber its interest in this Agreement or in the Property in any manner whatsoever.

7.4 Novation

Any permitted assignee of a Party shall, upon such assignment taking place, be deemed to be a Party as though the assignee had been an original signatory to this Agreement. All Parties, including such assignee, shall execute a novation agreement to evidence the assignee's commitments on such terms as the Parties may reasonably agree.

SECTION 8 - CONFIDENTIALITY

8.1 Covenant

All matters concerning the execution, contents and performance of this Agreement and the Property shall be treated as and kept confidential by the Parties and shall only be disclosed as provided in this Section 8.

8.2 Disclosure to Satisfy Regulatory Requirements

If either Party or an Affiliate, by reason of any legal requirement or requirement of any regulatory body having jurisdiction over a Party, must disclose any matter concerning the execution or content of this Agreement or the Property, then the affected Party shall, prior to making any disclosure, forward the text of the disclosure to the other Party. The other Party shall, to the maximum extent practical, be given the opportunity to make reasonable suggestions for changes therein. The disclosing Party shall consider said suggestions and, to the extent practicable, advise the other Party prior to the disclosure if said suggestions are not to be incorporated into the disclosure.

8.3 Disclosure to other Parties

Either Party or an Affiliate may disclose confidential information to:

(a) public or private financing agencies or institutions;

(b) consultants, contractors or subcontractors which the Parties may engage; or

(c) third parties to which a Party contemplates the permitted transfer, assignment, sale, Encumbrance or other disposition of all or part of its interest herein and in the Property;

provided that in any such case only such confidential information as such Party shall have a legitimate business need to know shall be disclosed and further provided that the Party shall first enter into a written agreement with the Party receiving the information to protect the confidentiality of such information.

8.4 Free Utilization

Notwithstanding the generality of the foregoing, each Party shall be free to utilize information or knowledge obtained pursuant to the Agreement in connection with the conduct by such Party for exploration or mining operations for its own benefit and account or for the benefit and account of any partnership, joint venture or corporation of which it is a partner or member.

SECTION 9 - NOTICE

9.1 Manner

Any notice which may be or is required to be given under the terms of this Agreement shall be in writing and shall be effective:

(a) when personally delivered upon any Party at the address designated by it for such service;

(b) on production of a facsimile transmission report by a machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the facsimile number of the recipient being notified for the purposes of this clause; or

(c) five (5) business days after the same shall have been deposited in the mail properly addressed, certified or registered with return receipt requested and postage prepaid, unless at the time of such posting or within five (5) working days thereafter, any strike, labour dispute or similar disruption of mail service shall come into effect, in which event such notice shall not be valid.

9.2 Addresses

The addresses for such notices shall be as follows:

If to Douglas Lake:   Douglas Lake Minerals Inc.
                                500 - 602 West Hastings Street
                                Vancouver, British Columbia
                                V6B1P2

  Attention: President
  Facsimile: (604) 899-1240

If to Canaco:            Canaco Resources Inc.
                                500 - 602 West Hastings Street
                                Vancouver, British Columbia
                                V6B1P2

  Attention: Chairman & CEO
  Facsimile: (604) 899-1240

Any Party may change the addresses for such notice by giving the other Parties notice of such change in accordance with the foregoing.

SECTION 10 - INTERPRETATION

10.1 Definitions

In this Agreement unless the context otherwise requires, the following words and terms set forth in this Section 10 shall have the meanings respectively assigned to them:

(1) Affiliate means any person, partnership, venture, corporation, or other form of enterprise which directly or indirectly Controls, is Controlled by or is under common Control of a Party.

(2) Agreement means this agreement and all amendments made hereto in accordance with the provisions hereof.

(3) Control means possession directly or indirectly of the power to direct or cause direction of management and policies through ownership of the voting securities, contract voting trust and otherwise.

(4) Effective Date has the meaning given to it in Section 5.1.

(5) Encumbrance means any claim, restriction, charge, mortgage, security interest, lien, option, right of pre-emption or first refusal, equity, power of sale, hypothecation, servitude or other third party right, and "Encumber" and "Encumbered" shall be construed accordingly.

(6) Environmental Claims means any and all administrative, regulatory or judicial actions, suits, demands, claims, liens, notices of non-compliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued under any such Environmental Law, including, without limitation:

(a) any and all claims by governmental or regulatory authorities for enforcement, clean-up, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law; and

(b) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive or other relief resulting from hazardous materials, including any release thereof, or arising from alleged injury or threat of injury to human health or safety (arising from environmental matters) or the environment.

(7) Environmental Law means all requirements of the common law or of environmental, health or safety statutes, regulations, rules, ordinances, policies, orders, approvals, notices, licenses, permits or directives of any federal, territorial, provincial, state or local judicial, regulatory or administrative agency, board or governmental authority including, but not limited to those relating to:

(a) noise;

(b) pollution or protection of the air, surface water, ground water or land;

(c) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation;

(d) exposure to hazardous or toxic substances; or

(e) the closure, decommissioning, dismantling or abandonment of any facilities, mines or workings and the reclamation or restoration of any lands.

(8) Expenditures means all expenses, obligations and liabilities of whatever kind or nature spent or incurred directly or indirectly in connection with the exploration and development of the Property, including, an overhead charge in favour of the Operator equal to 15% of all Expenditures. For the purposes of the foregoing, Expenditures shall include, without limiting the generality of the foregoing: insurance premiums, moneys expended in maintaining properties in good standing, moneys expended in doing and filing assessment work, expenses paid for or incurred in connection with any program of surface or underground prospecting, exploring, geophysical, geochemical and geological surveying, diamond drilling and drifting, raising and other underground work, assaying and metallurgical testing and engineering, environmental studies, data preparation and analysis, submissions to government agencies with respect to production permits, in paying the fees and travelling expenses of all outside Persons engaged in work with respect to and for the benefit of the Property.

(9) Joint Venture means the joint venture to be formed between Canaco and Douglas Lake pursuant to the Joint Venture Agreement.

(10) Joint Venture Agreement means the agreement to be entered into by Douglas Lake and Canaco in the event that the Option is exercised, in the form set out in Schedule B annexed hereto.

(11) Mining Operations means all activities carried out in, on or under or in connection with the Property related to or necessary for the development and construction of a mine(s) thereon, the mining, extraction, treatment, storage and processing of minerals located therein, thereon or thereunder and the acquisition or construction of any improvements, personal property, fixtures or equipment reasonably necessary therefor.

(12) Operator has the meaning given to it in Section 2.9:

(13) Option has the meaning given to it in Section 2.1.

(14) Option Period means that period of time commencing on the Effective Date and terminating on the earlier of the date upon which:

(a) the entire Option is exercised; and

(b) the Option held by Canaco is terminated by the provisions of Section 2.4.

(15) Party means Douglas Lake or Canaco, as applicable, and its successors and permitted assigns.

(16) Person includes a natural person, firm, corporation, company, association, partnership, joint venture, unincorporated syndicate, unincorporated organization, trust, trustee, executive, administrator or other legal representative, governmental instrumentality or any group or combination thereof.

(17) Property means property legally described in Schedule A hereto.

(18) Prospector's Mining License means a license validly issued under the [insert the name of relevant mining statute] bestowing limited rights to one or more local miners to extract minerals from a property comprising part of the Portfolio at the applicable time.

(19) Strategic Alliance Agreement means the strategic alliance agreement made as of ● , 2006, between Canaco and Douglas Lake.

(20) Technical Committee means the committee established under Section 3.

10.2 Other Definitions

Any words or expressions defined otherwise in this Agreement including the Schedules shall have the meanings respectively assigned to them notwithstanding that such definition does not appear in this Section 10. When used in the Schedules annexed hereto, terms defined in this Agreement shall have the same meaning unless the Schedules expressly otherwise define such terms. In case of any other inconsistency between the terms of this Agreement and the Schedules annexed hereto, the terms of this Agreement shall prevail.

10.3 Table of Contents

The Table of Contents to this Agreement, Sections, Sub-sections and Headings contained herein are included solely for convenience and are not intended to be full or accurate descriptions of the content thereof and shall not be considered part of this Agreement. "Section", "Sub-section", or "Schedule" means and refers respectively to the specified Section, Sub-section or Schedule of this Agreement. "Hereof", "hereto" and "hereunder" and similar expressions mean and refer to this Agreement and not to any particular Section or Sub-section.

10.4 Gender and Number

Words importing the singular include the plural and vice versa. Words importing gender include all genders.

10.5 Entire Agreement

This Agreement including all Schedules together with the agreements and documents to be delivered pursuant hereto are the full expression of the Parties' intentions and rights and the entire agreement between them pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions whether oral or written of the Parties. There are no representations, warranties or other agreements between the Parties in connection with the subject matter hereof. No amendment or termination of this Agreement shall be binding unless executed in writing by the Party to be bound thereby. No waiver of any other provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provisions nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

10.6 Currency

Unless otherwise indicated all dollar amounts referred to in this Agreement are in U.S. funds.

10.7 Law

This Agreement shall be interpreted and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein and shall be treated in all respects as a British Columbia contract except to the extent that any Property or asset affected by this Agreement is subject to the laws of the jurisdiction where such Property are situate in which case the laws of that local jurisdiction shall govern to the extent necessary to complete the transaction.

10.8 Enurement

This Agreement shall enure to the benefit of and be binding on the successors and permitted assigns of the Parties.

10.9 Further Assurances

Each Party shall execute such deeds, documents and give such further assurances as are necessary or appropriate in connection with its obligations under this Agreement.

IN WITNESS WHEREOF the Parties have duly executed this Agreement as of the ● day of ● , 200● ..

DOUGLAS LAKE MINERALS INC.
Per:	________________________________ Authorized Signature●

I have authority to bind the corporation.

CANACO RESOURCES INC.
Per:	________________________________ Authorized Signature

I have authority to bind the corporation.

Schedule A - Property

Schedule B

Form of Joint Venture Agreement

SCHEDULE "C"

NOTICE OF EXERCISE/REMOVAL

TO: DOUGLAS LAKE MINERALS INC. ("DLMI")

WHEREAS:

A. Pursuant to a Strategic Alliance Agreement (the "Strategic Alliance Agreement") made as of ● , 2006, between Canaco Resources Inc. ("Canaco") and DLMI, DLMI granted to Canaco a continuous right to exercise one (1) or more exclusive options (individually, an "Option") to acquire up to a seventy percent (70%) undivided interest in and to one or more properties in the Portfolio and, provided certain conditions are met, the right to remove properties from the Portfolio;

B. [Pursuant to Section 5.1 of the Strategic Alliance Agreement, Canaco wishes to exercise an option (the "Option") to acquire up to a seventy percent (70%) interest in and to the property legally described as ● (the "Property").]

OR

[Pursuant to Section 3.3(1)(a) of the Strategic Alliance Agreement, Canaco wishes to have the property legally described as ● (the "Property") removed from the Portfolio.]

FOR VALUE RECEIVED:

1. Capitalized terms not otherwise defined in this Notice have the meaning given to them in the Strategic Alliance Agreement.

2. [Canaco hereby exercises an Option acquire up to a seventy percent (70%) interest in and to the Property and shall execute the Option Agreement with DLMI in accordance with the Strategic Alliance Agreement within ten (10) Business Days of the date hereof.]

OR

[The Property is hereby removed from the Portfolio without any further action required by Canaco and, from and including the date hereof, Canaco shall have no obligations with respect to the Property.] [Note to draft: Include any provisions regarding the Initial Technical Assessment, if applicable, depending on the resolution of this issue in the Strategic Alliance Agreement.]

3. This Notice is governed by, and is to be construed and interpreted in accordance with, the laws of the Province of British Columbia and the laws of Canada applicable in the Province of British Columbia.

Dated ● , 2006.

CANACO RESOURCES INC.
By:	________________________________
Name: ●
Title: ●

By:	________________________________
Name: ●
Title: ●

I/We have authority to bind the corporation.